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                                  EXHIBIT 99.1

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                           ANNOUNCES SALES JUMP IN Q1


     Alsip, IL.-April 5, 2002-Universal Automotive Industries, Inc. (NASDAQ Small Cap -UVSL), today announced sales for its first quarter ended March 31, 2002 of $17,657,000, up 10.2% from sales of $16,028,000 for the quarter ended March 31, 2001. The Company has generated positive cash from operations, but has not completed review of the quarter to determine net profit or loss at this time. According to the Company's CEO, Arvin Scott, "We are gratified to see continued strength in sales activity, especially because the first quarter is historically our slowest quarter. When coupled with the 30% sales increase in the fourth quarter of 2001 versus 2000, our sales are up by $5,655,000 or 19.1% over the last two fiscal quarters compared to the year earlier period. Based on current levels of activity, cash flow from operations when coupled with our existing lines of credit, is adequate to finance our current and anticipated levels of operations. We are very pleased with the continued performance of the Company."

     The Company has also determined to not proceed further with its letter of intent to enter into a long-term supply agreement and plant purchase option with Creative Friction, L.L.C., a manufacturer of ceramic brake pads. Rather, the Company intends to develop the capability in-house for the production of ceramic brake pads. Research and development for ceramic formulation is presently underway and the Company expects to be manufacturing ceramic pads in 2003.

     This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

     For further information, contact the Company's Chief Financial Officer, Robert W. Zimmer (708-293-4050, ext. 227).